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                                   EXHIBIT 5

                               CONSENT OF COUNSEL



         I serve as general counsel and am familiar with the Articles of Incorporation, Bylaws and corporate proceedings generally of ICO, Inc. (the "Company"). I have reviewed the corporate records as to the establishment of the Company's 1996 Stock Option Plan which calls for the issuance of up to 800,000 shares of Common Stock to employees upon their exercise of options that may be granted to them and the restated 1993 Non-employee Director Stock Option Plan which calls for the issuance of up to 160,000 shares of Common Stock to non-employee directors upon their exercise of options that may be granted to them (the 160,000 shares includes 80,000 shares which have previously been registered by the Company). Based upon such examination and considerations, I am of the opinion:

         1. that the Company is a duly organized and validly existing corporation under the laws of the State of Texas; and

         2. that the Company has taken all necessary and required corporate actions in connection with the proposed issuance of 800,000 shares, under the 1996 Stock Option Plan, and 80,000 additional shares, under the restated 1993 Non-employee Director Stock Option Plan, of Common Stock and that Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         I hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorney who has passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.



  /s/ Robin E. Pacholder
--------------------------
Senior Vice President and
General Counsel


January 21, 1997